Exhibit (a)(6)(A

NR -12-11

Gold Reserve Announces Extension of Expiration Date of Offer for Remaining 5.50%

Senior Subordinated Convertible Notes due 2022

SPOKANE, WASHINGTON, October 17, 2012

Gold Reserve Inc. (TSX VENTURE:GRZ) (NYSE-MKT:GRZ) (the “Company”) announced today that it is notifying holders of approximately 1.3% of its 5.50% Senior Subordinated Convertible Notes due 2022 (the “Notes”) (representing $1,080,000 in aggregate principal amount) of the extension of the “Expiration Date” of  its offer (“Offer”) to participate in a restructuring transaction that has been agreed to with its four largest Noteholders representing approximately 98.7% of the outstanding Notes. The Company has extended the “Expiration Date” for the Offer to 5:00 p.m., Eastern Time, on Friday, October 26, 2012.

As of October 16, 2012, Notes in the aggregate amount of $33,000 have been tendered by the holders of the $1,080,000 of outstanding Notes that are not held by the four largest Noteholders. The four largest Noteholders have delivered their Notes to the Agent for the Offer. The terms and conditions of the Offer were set forth in the Tender Offer Statement filed on Schedule TO, and the letter of transmittal and the related offer materials filed as exhibits, which were filed with the Securities and Exchange Commission ("SEC") on September 18, 2012. The Offer, letters of transmittal and related offer documents may be obtained free of charge at the SEC's website, www.sec.gov, or by directing a request to the Company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Further information regarding the Company can be located at www.goldreserveinc.com,

www.sec.gov and www.sedar.com.

Company Contact

A. Douglas Belanger, President

926 W. Sprague Ave., Suite 200

Spokane, WA 99201 USA

Tel. (509) 623-1500

Fax (509) 623-1634

"Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release."